[DESCRIPTION]Report of 10f-3 Transactions
Securities Purchases in Underwritings Involving
Transactions with Donaldson, Lufkin, & Jenrette Securities Co
Subject to Rule 10f-3 Under the Investment Company Act of 1940
FIDUCIARY MANAGEMENT ASSOCIATES LARGE CAP
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10f-3 TRANSACTIONS FOR THE PERIOD SEPT 1, 1996 THROUGH NOV 30, 1996
                                                                            Total
                                                              Shares        Shares   % of Issue                  Shares
                          Date     Shares   % of FundPrice perPurchased by  Issued   Purchased                   Held
Security                  PurchasedPurchasedAssets (1Share    Fund Group    (000)    By Group Broker(s)          11/30/96
Deutsche Telecom ADR      11/18/96 1,900    0.27%    $18.89   1,077,590     85,000   1.27%    Goldman Sachs      0

1-Purchase may not exceed 3% of Fund's Total Assets.
2-Purchases by all Alliance Funds may not exceed the greater of (i) 4% of the principal amount of the offering or (ii) $500,000 in principal amount, but in no event may exeed 10% of the principal amount of the offering.